UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2006

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact Name of Company as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices)

(206) 654-0204

(Company’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Resignation of Principal Financial Officer

On September 14, 2006, William T. McGann, the Chief Financial Officer of Hungarian Telephone and Cable Corp. (the “Company”), entered into an agreement with the Company pursuant to which Mr. McGann will resign from his position as Chief Financial Officer, which resignation will take effect as of December 31, 2006.

(d) Election of Director

On September 13, 2006, the Board of Directors of the Company elected Ole Steen Andersen to its Board of Directors to fill the vacancy created by the recent resignation of William E. Starkey. Mr. Andersen was also appointed to the Audit Committee of the Company’s Board of Directors.

Item 1.01 Entry into a Material Definitive Agreement

On September 13, 2006, the Company’s Board of Directors approved a separation agreement between the Company and William T. McGann, the Company’s Chief Financial Officer, which separation agreement was entered into on September 14, 2006. The separation agreement provides for Mr. McGann to resign as an officer and employee of the Company, which resignation shall take effect as of December 31, 2006. Mr. McGann’s employment agreement with the Company will be terminated on December 31, 2006. The separation agreement provides for the Company to pay Mr. McGann an aggregate of EUR 473,800 (approximately $602,000), which payments shall include: the termination payment provided for in Mr. McGann’s employment agreement in the event of a termination of Mr. McGann’s employment without cause; a 2005 performance bonus; a lump sum payment to cover a base salary adjustment for Mr. McGann, retroactive to July 2005; and an additional payment approved by the Company’s Board of Directors in consideration of Mr. McGann’s services to the Company. The Company shall provide Mr. McGann and his dependents with continued health coverage for 21 months beyond the date of the termination of his employment. Pursuant to Mr. McGann’s employment agreement, the expiration dates of his existing outstanding employee stock options shall remain unchanged. Mr. McGann has agreed to not solicit for employment any of the Company’s employees for a period of two years following the termination of his employment.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: September 19, 2006	By:	/s/ Peter T. Noone
Peter T. Noone
General Counsel

3